Exhibit 10.22
AMENDMENT TO
RESTRICTED STOCK UNIT AGREEMENT
THIS AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT (this “Amendment”) is made and entered into as of October 28, 2011, by and between Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and the person named in the cover memorandum to which this Amendment is attached (the “Grantee”).
WHEREAS, the Company and the Grantee are parties to one or more Restricted Stock Unit Agreements (each an “RSU Agreement”); and
WHEREAS, the Company and the Grantee desire to amend each RSU Agreement in certain respects as more particularly set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Grantee agree as follows:

1.
Amendment to Provision Relating to Vesting and Termination of RSUs. The following new provisions are hereby added to the existing provisions regarding the vesting and termination of the Grantee's RSUs:

“Notwithstanding anything herein to the contrary, if your Relationship terminates by reason of Retirement (as defined below), your RSUs, if granted at least one (1) year prior to the date of Retirement, shall continue to vest as described above. For purposes of this Section 2, “Retirement” means the termination of your Relationship with the Company or a Related Company as an employee for any reason other than cause after you have (i) obtained at least 75 Points (as defined below), (ii) attained at least 60 years of age, and (iii) completed at least five (5) full years of service with the Company or a Related Company, including service as a non-employee member of the Board of Directors of the Company or a Related Company. Your “Points” shall be equal the sum of your age (full years only) and full years of service with the Company or a Related Company, including service as a non-employee member of the Board of Directors of the Company or a Related Company.
As used herein, the term “cause” shall mean that the Relationship is terminated by the Company or a Related Company due to (i) your commission of a substantial violation, through intentional conduct or through a pattern of behavior not corrected within a reasonable period of time after written notice to you by the Company or such Related Company of such behavior (in either case, whether by action or omission), of your duties on behalf of the Company or a Related Company or the workplace policies or rules of the Company or a Related Company which conduct or behavior actually results in substantial harm to the Company or a Related Company or could reasonably be expected to put personnel of the Company or a Related Company in serious jeopardy of imminent harm to their safety, health or well-being or to cause substantial harm to the business of the Company or a Related Company or (ii) your commission of any act(s) or omission(s) constituting dishonesty, a felony or fraud or (iii) your failure to satisfy any requirements under applicable gaming laws or regulations for the continuance of your Relationship with the Company or such Related Company. Notwithstanding the foregoing sentence, in the event of any conflict between the definition of “cause” set forth above and the definition of “for cause” or “cause” in any employment agreement you may have with the Company or a Related Company, the definition and other provisions concerning the determination of “for cause” or “cause” in such employment agreement shall control. As used herein, whether a Relationship is or has been terminated for

“cause” shall be finally determined by the Committee.”

2.
Amendment to Provision Regarding Change in Control. The provision of the RSU Agreements regarding vesting acceleration and/or cash-out in connection with a Change in Control or other corporate transaction are hereby amended to provide that any such adjustment will only occur to the extent permitted by Section 409A of the Internal Revenue Code and Treasury Regulations thereunder.

3.	Confirmation. Except as amended pursuant to this Amendment, the terms of the RSU Agreements shall continue in full force and effect.